Exhibit 10.2

[●], 2021

Nabors Energy Transition Corp.
515 West Greens Road, Suite 1200
Houston, TX 77067

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Nabors Energy Transition Corp., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc., as underwriter (the “Underwriter”), relating to an underwritten initial public offering (the “Public Offering”), of up to 28,750,000 of the Company’s units (including up to 3,750,000 units which may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to the registration statement on Form S-1 (File No. 333-[●]) and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”), and the Company shall apply to have the Units listed on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriter to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and each of the undersigned individuals, each of whom is a member of the Company’s board of directors (the “Board”) and/or management team (each an “Insider” and, collectively, the “Insiders”), hereby agrees with the Company as follows:

1.             The Sponsor and each Insider agree that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall vote all Founder Shares and any shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination.

2.             The Sponsor and each Insider hereby agree that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principal or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering but has not completed the Business Combination within such 24-month period, or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, as may be amended from time to time (the “Certificate of Incorporation”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, dissolve and liquidate, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree to not propose any amendment to the Certificate of Incorporation (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete an initial Business Combination within 24 months (or 27 months, as applicable) from the closing of the Public Offering or (B) with respect to any other material provision relating to the rights of holders of Offering Shares or pre-initial Business Combination activity, unless the Company provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The Sponsor and each Insider hereby further waives, with respect to any shares of the Class A Common Stock held by it, him or her, any redemption rights it, he or she may have in connection with the consummation of an initial Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such initial Business Combination or in the context of a tender offer made by the Company to purchase shares of the Class A Common Stock and in connection with a stockholder vote to amend the Company’s Certificate of Incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Public Offering) (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any shares of the Class A Common Stock (other than the Founder Shares) it or they hold if the Company fails to consummate an initial Business Combination within 24 months from the date of the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Public Offering) or such later date as may be specified in an amendment to the Company’s Certificate of Incorporation).

3.             During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the undersigned shall not, without the prior written consent of the Underwriter, except (a) issuances of shares of Class B common stock of the Company, par value $0.0001 per share (the “Class B Common Stock”) upon the conversion or exchange of shares of Class F common stock of the Company, par value $0.0001 per share (the “Class F Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), (b) issuances of shares of Class A Common Stock upon the conversion or exchange of shares of Class B Common Stock and (c) issuances of Founder Shares upon the forfeiture by the Sponsor to the Company of an identical number of Founder Shares, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, any Units, shares of Class A Common Stock, shares of Class B Common Stock, shares of Class F Common Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by him, her or it; or (ii) publicly announce any intention to effect any transaction specified in clause (i). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Units that the undersigned may purchase in the Public Offering.

4.             In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent public accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (A) $10.00 per Offering Share and (B) the actual amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, less taxes payable, except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible for any liability as a result of any such third-party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Sponsor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5.             To the extent that the Underwriter does not exercise its over-allotment option to purchase an additional 3,750,000 Units (as described in the Prospectus), the Sponsor agrees, upon the expiration or waiver of such option, to forfeit, for cancellation at no cost, a number of Founder Shares equal to 937,500 multiplied by a fraction, (i) the numerator of which is 3,750,000 minus the number of Units purchased by the Underwriter upon the exercise of its over-allotment option, and (ii) the denominator of which is 3,750,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriter so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding Common Stock after the Public Offering. The Sponsor further agrees that to the extent that (a) the size of the Public Offering is increased or decreased and (b) the Sponsor has either purchased or sold shares of Common Stock or an adjustment to the number of Founder Shares has been effected by way of a stock split, stock dividend, reverse stock split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Public Offering, then (A) the references to 3,750,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15.0% of the number of Units issued in the Public Offering and (B) the reference to 937,500 in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to collectively return to the Company in order for all holders of Founder Shares to hold an aggregate of 20.0% of the Company’s issued and outstanding shares of Common Stock after the Public Offering.

6.             The Sponsor and each Insider hereby agree and acknowledge that: (i) each of the Underwriter and the Company would be irreparably injured in the event of a breach by the Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b) and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.             (a)          Subject to the exceptions set forth herein, the Sponsor and each Insider agree not to transfer, assign or sell any Founder Shares or the Class A Common Stock issuable upon conversion of the Founder Shares held by it, him or her until the earlier of (i) one year after the date of the consummation of a Business Combination and (ii) the earlier to occur of, subsequent to a Business Combination, (A) the first date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the consummation of a Business Combination and (B) the date on which the Company consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

                (b)             Subject to the exceptions set forth herein, the Sponsor and each Insider agree not to transfer, assign or sell any Private Placement Warrants or Class A Common Stock underlying such warrants held by it, him or her, until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

                (c)             Notwithstanding the provisions set forth in paragraphs 7(a) and (b), transfers of the Founder Shares (including the conversions or exchanges of the Founder Shares to shares of Class B Common Stock or Class F Common Stock, as applicable, and the issuance of Founder Shares upon the forfeiture by the Sponsor to the Company of an identical number of Founder Shares), Private Placement Warrants and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)) are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, the Sponsor, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the state of Delaware or the Sponsor’s operating agreement upon dissolution of the Sponsor; (vi) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vii) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (viii) in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

8.             Each Insider’s biographical information furnished to the Company and the Underwriter that is included in the Prospectus is true and accurate in all respects and does not omit any material information with respect to such Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K promulgated under the Securities Act. Each Insider’s questionnaire furnished to the Company and the Underwriter including any such information that is included in the Prospectus, is true and accurate in all respects. Each Insider represents and warrants that: such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and none of the Sponsor or any such Insider has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9.             Except as disclosed in the Prospectus, none of the Sponsor, the Insiders or their respective affiliates shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is). However, such persons may receive the following payments, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan of up to $300,000 made to the Company by an affiliate of the Sponsor, pursuant to a Promissory Note dated March 26, 2021; payment of an aggregate of $15,000 per month to the Sponsor or an affiliate thereof for office space, utilities and secretarial and administrative support, pursuant to an Administrative Support Agreement, dated [●], 2021; reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and consummating an initial Business Combination; and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants shall be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

10.           The Sponsor and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director of the Company and each Insider hereby consents to being named in the Prospectus as an officer and/or director of the Company, as applicable.

11.           As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities; (ii) “Founder Shares” shall mean (a) the shares of Class F Common Stock held by the Sponsor, the Company’s independent directors and any other holder prior to the consummation of the Public Offering, (b) the shares of Class B Common Stock issued upon the conversion of such Class F Common Stock and (c) the shares of Class A Common Stock issued upon the conversion of such Class B Common Stock; (iii) “Private Placement Warrants” shall mean the warrants to purchase 5,333,333 shares of Class A Common Stock (or 5,833,333 shares of Class A Common Stock if the Underwriter’s over-allotment option in connection with the Public Offering is exercised in full), that Nabors Lux 2 S.a.r.l., Anthony G. Petrello, William J. Restrepo and John Yearwood have agreed to purchase for an aggregate purchase price of approximately $8,000,000 (or approximately $8,750,500 if the Underwriter’s over-allotment option in connection with the Public Offering is exercised in full), or $1.50 per warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Public Stockholders” shall mean the holders of shares of Class A Common Stock issued in the Public Offering; and (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited.

12.           This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13.           No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each Insider and each of their respective successors, heirs and assigns and permitted transferees.

14.           This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.           This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16.           Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

17.           This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by [●], provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

18.           This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

[Signature Page Follows]

Sincerely,

NABORS ENERGY TRANSITION SPONSOR LLC

By:
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

INSIDERS:

NABORS LUX 2 S.A.R.L.

By:
Name:	Anthony G. Petrello
Title:	President and Chief Executive Officer

Anthony G. Petrello

William J. Restrepo

John Yearwood

Guillermo Sierra

Siggi Meissner

Maria Jelescu Dreyfus

Colleen Calhoun

Jennifer Gill Roberts

Acknowledged and Agreed:

NABORS ENERGY TRANSITION CORP.

By:
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer, Secretary and Director

[Signature Page to Letter Agreement]